Exhibit 10.25

LOAN AGREEMENT

Dated as of December 27, 2012

Between

OD WM NORTH CAROLINA, LLC,

a Delaware limited liability company

as Borrower

and

FIFTH THIRD BANK, an Ohio banking corporation

as Lender

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule I Rent Roll
Schedule II Organizational Chart
Schedule III Insurance Policies

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of December 27, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between FIFTH THIRD BANK, an Ohio banking corporation, having an address at 222 South Riverside Plaza, 30th Floor, Chicago, Illinois 60606 (together with its successors and assigns, collectively, “Lender”) and OD WM NORTH CAROLINA, LLC, a Delaware limited liability company, having an address at 3 San Joaquin Plaza, Suite 160, Newport Beach, California 92660 (“Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article 1 hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE 1: DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Specific Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Accounts” shall have the meaning set forth in Section 6.1.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly twenty percent (20%) or more of all equity interests in such Person, (ii) is in control of, is controlled by or is under common ownership or control with such Person, (iii) is a director or executive officer of such Person or of an Affiliate of such Person and/or is the spouse, issue or parent. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean $50,000.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated Gross Revenue and Operating Expenses for the applicable Fiscal Year.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.7.

“Approved Operating Expenses” shall mean Operating Expenses incurred by Borrower which (i) are included in the Approved Annual Budget for the current calendar month, (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the Property, (iii) are for property management fees payable to Manager under the Management Agreement, such amounts not to exceed 3% of the monthly Gross Revenue, or (iv) have been approved by Lender.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees dated as of the date hereof among Borrower, Manager and Lender with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower” shall have the meaning set forth in the Recitals to this Agreement.

“Broker” shall have the meaning set forth in Section 11.21.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in the City of Chicago.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property (excluding tenant improvements) and required to be capitalized according to GAAP.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).

“Clearing Account” shall have the meaning set forth in Section 6.1.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” is the aggregate imputed amount of principal and interest payments which would be due under the Loan for any period of determination, assuming the principal amount of the Loan was outstanding on such date of determination and amortizing on a monthly basis over a 25-year period in equal monthly installments, at an interest rate equal to the greatest of (i) the 10-year Treasury note rate in effect as of such date (as reasonably determined by Lender, plus 3.00% per annum, (ii) 7.00% per annum, or (iii) the actual interest rate then applicable to the Loan.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in the Note.

“Deposit Account” shall have the meaning set forth in Section 6.1.

“Deposit Bank” shall mean Fifth Third Bank.

“DOD Trust” means Douglas D. O’Donnell, as Trustee of the DOD Trust Established August 29, 2002.

“Easements” shall have the meaning set forth in Section 3.1.12.

“Embargoed Person” shall have the meaning set forth in Section 4.2.16.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor for the benefit of Lender.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.

“ERISA” shall have the meaning set forth in Section 4.2.13.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.7.

“First Extended Maturity Date” shall mean December 31, 2015.

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the Term.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession or such other commonly accepted accounting methods reasonably approved by Lender, consistently applied.

“Government Lists” shall have the meaning set forth in Section 4.2.16(b).

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including Rents and any Insurance Proceeds, but only if and to the extent Lender elects to treat any such Insurance Proceeds as business or rental interruption Insurance Proceeds pursuant to Section 5.2.3 hereof.

“Guarantor” shall mean Douglas D. O’Donnell, the REIT, Managing Member and The DOD Trust, jointly and severally.

“Guaranty” shall mean (i) that certain Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender, and (ii) that certain Guaranty of Payment of even date herewith from the REIT and Managing Member for the benefit of Lender.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Imputed Debt Service Coverage Ratio” shall mean the ratio of Net Operating Income divided by Debt Service.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).

“Initial Maturity Date” shall mean December 31, 2014.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).

“Insurance Proceeds” shall mean all payments from any insurance company payable as a result of the Policies required by Article 5 hereof or any other insurance policy covering the Property and/or Borrower.

“Interest Rate” shall have the meaning set forth in the Note.

“Law Change” shall have the meaning set forth in Section 2.5(c).

“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all applicable statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of any Governmental Authority affecting Borrower or the Property or any part thereof or the construction, use, alteration or

Operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws and the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the Recitals to this Agreement.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Property or any interest therein, or any direct or indirect interest in Borrower or Managing Member, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquid Assets” shall mean unencumbered cash, cash equivalents or marketable securities traded on the New York Stock Exchange or NASDAQ with a share price of at least $5, as verified by Lender.

“Loan” shall mean the loan in the original principal amount of $2,889, 000 made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to Lender in connection with the Loan.

“Loan Taxes” shall have the meaning set forth in Section 2.5(a).

“Major Contract” shall mean (i) any management, brokerage or leasing agreement, or (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include contracts in excess of $50,000 or which extend beyond one year (unless cancelable on thirty (30) days or less notice)), in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral.

“Management Agreement” shall mean the management agreement entered into between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean O’Donnell Management Company, a California corporation or any other manager approved by Lender.

“Managing Member” shall mean O’Donnell Strategic Industrial REIT Operating Partnership, LP, a Delaware limited partnership, the managing member of Borrower.

“Material Action” means, with respect to any Person, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or declare or effectuate a moratorium on the payment of any obligation, or take action in furtherance of any such action.

“Material Adverse Effect” shall mean a material adverse change or effect on (i) the financial condition, results of operations, assets, business, properties or prospects of Borrower or any Guarantor, (ii) Borrower’s or Guarantor’s ability to duly and punctually perform their respective obligations under this Agreement or the other Loan Documents, (iii) Lender’s Liens on the Property or any other security for the Loan or the priority of any such Lien, (iv) the enforcement of Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Material Alteration” shall have the meaning set forth in Section 4.1.11.

“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Initial Maturity Date, or if the same is extended pursuant to Section 2.6 hereof, the First Extended Maturity Date, or earlier by declaration of acceleration, or otherwise.

“Monthly Debt Service Payment” shall have the meaning set forth in Section 2.3.1.

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the Term.

“Mortgage” shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Operating Income” shall for any three month period or other period of determination, and with respect to the Property, the remainder of (x) the sum of all rental income and other revenues actually received by Borrower during such period arising from the ownership and operation of the Property including (excluding tenant security deposits received or held by Borrower, and rent paid in advance during such period by any tenant for more than one month of rental obligations), minus (y) the sum of all costs, taxes, expenses and disbursements of every kind, nature or description actually paid or due and payable during such period in connection with the leasing, management, operation, maintenance and repair of the Property and of the personal property, fixtures, machinery, equipment, systems and apparatus located therein or used in connection therewith (other than management fees), and minus (z) reserves equal to $0.10 per square foot per annum of the Property and management fees equal to the greater of (a) actual management fees due and payable during such period, or (b) 3% of all rental income and other revenues, but excluding (i) non-cash expenses, such as depreciation and amortization costs, (ii) state and federal income taxes, (iii) the non-current portion of Capital Expenditures determined in accordance with GAAP, and (iv) debt service payable on the Loan. In determining Net Operating Income, (a) extraordinary items of income, such as those resulting from Casualty or Condemnation or lease termination payments of tenants, shall be deducted from income and (b) real estate taxes and Insurance Premiums shall be treated as expenses to the extent of an annualized amount based upon the amount of the most recent bill for real estate taxes and insurance premiums (regardless of whether the same shall have been paid or have become due and payable during such period).

“Net Proceeds” shall mean: (i) the net amount of all Insurance Proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including reasonable attorneys’ fees and costs), if any, in collecting such Insurance Proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including reasonable attorneys’ fees and costs), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).

“Net Worth” shall mean, the remainder of the value of a Person’s assets minus the sum of its liabilities, determined in accordance with GAAP, as verified by Lender.

“Note” shall have the meaning set forth in Section 2.1.2.

“Notice” shall have the meaning set forth in Section 11.6.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“OFAC” shall have the meaning set forth in Section 4.2.16(b).

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Managing Member.

“Operating Expense Account” shall have the meaning set forth in Section 6.5.

“Operating Expense Funds” shall have the meaning set forth in Section 6.5.

“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and/or management of the Property, including utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments, and management fees payable under the Management Agreement not to exceed three percent (3%) of the monthly Gross Revenue and reasonable reserves, but excluding actual Capital Expenditures, depreciation, amortization, Extraordinary Expenses and deposits required to be made to the Reserve Funds.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in the Note or any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Patriot Act Offense” shall have the meaning set forth in Section 4.2.16(b).

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policy and otherwise acceptable to Lender in its sole discretion, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) any workers’, mechanics’ or similar Liens on the Property provided any such Lien is discharged or bonded in accordance with Section 3.6 of the Mortgage, and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Indebtedness” shall have the meaning set forth in Section 3.1.24(d).

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, real estate investment trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Policies” shall have the meaning set forth in Section 5.1.1(b).

“Property” shall mean the parcel of real property, the Improvements thereto, and all personal property owned by the Borrower, together with all rights pertaining to such property and improvements, located at 280 Business Park Drive, Winston-Salem, North Carolina.

“REA” shall mean the Declaration of Protective Covenants dated June 30, 1998 by Forsyth County Development Corporation, d/b/a Winston-Salem Business, Inc.

“REIT” shall mean O’Donnell Strategic Industrial REIT, Inc., a Maryland corporation and the general partner of Managing Member.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance, but only to the extent Lender elects to treat such Insurance Proceeds as business or rental interruption Insurance Proceeds.

“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Lender or Deposit Bank pursuant to Article 6 of this Agreement, including, but not limited to the Insurance Funds and the Operating Expense Funds.

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall mean $150,000.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“State” shall mean the State(s) or Commonwealth(s) in which the Property or any part thereof is located.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Sweep Event” shall have the meaning set forth in Section 6.8.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.

“Title Insurance Company” shall mean First American Title Insurance Co.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.

“Transfer” shall have the meaning set forth in Section 4.2.1.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“U.S. Person” shall mean any Person that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any state, commonwealth or district thereof, or (iii) any estate or trust that is subject to United States federal income taxation, regardless of the source of its income.

“Waste Management Lease” shall mean that certain Agreement For Lease (Land and Building), between Borrower and WM Recycle America, LLC, dated September 15, 2011 and guaranteed by Waste Management, Inc.

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2: THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of $2,899,000 executed by Borrower and payable to the order of Lender in evidence of the Loan, as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, is referred to as the “Note”) and shall be repaid in accordance with the terms of this Agreement and the terms thereof.

2.1.3 Use of Proceeds. Borrower shall use the proceeds of the Loan to acquire the Property, (ii) pay and discharge any existing loans, if any, relating to the Property, (iii) make initial deposits of the Reserve Funds, (iv) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender and (v) fund any working capital requirements of the Property, as approved by Lender. Any excess proceeds may be used for any lawful purpose.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Subject to the further provisions of this Agreement, the Outstanding Principal Balance shall bear interest throughout the Term at the Interest Rate.

Section 2.3 Loan Payments; Term of Loan.

2.3.1 Payments of Interest Before Maturity Date. Borrower shall make monthly payments of principal and interest, as applicable, when due under the Note in the amounts described therein (each such payment, a “Monthly Debt Service Payment”). All amounts due under this Agreement and the Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

2.3.2 Payment on Maturity Date. The Loan shall mature on the Initial Maturity Date, unless the same has been extended until the First Extended Maturity Date pursuant to Section 2.6, in which case the Loan shall mature on the First Extended Maturity Date. On such date, Borrower shall pay to Lender the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., Chicago time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately succeeding Business Day.

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4 Prepayments.

2.4.1 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender is not required to or does not otherwise elect to make such Net Proceeds available to Borrower for a Restoration, Borrower shall, at Lender’s option, prepay the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds, subject to the terms of this Agreement and the Note.

Section 2.5 Loan Taxes.

(a) Any and all payments by Borrower to Lender hereunder and under the other Loan Documents shall, provided that Lender complies with the requirements of Section 2.5(c) hereof, be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges, withholdings or liabilities with respect thereto, except for the following, for which Borrower shall not be responsible: (i) taxes imposed on or measured by Lender’s net income or net receipts; or (ii) franchise taxes imposed on Lender by the jurisdiction in which (A) Lender is organized, (B) Lender is “doing business” (unless such determination of “doing business” is made solely as a result of Lender’s interest in the Loan and the security therefor), or (C) Lender’s applicable lending office is located (all such taxes, levies, imposts, deductions, charges or withholdings and liabilities (except those described in the foregoing clauses (i) and (ii)) being hereinafter referred to as “Loan Taxes”). If Borrower shall be required by law to deduct or withhold any Loan Taxes from or in respect of any sum payable hereunder or under any other Loan Document, then (1) any such sum payable hereunder or under any other Loan Document shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 2.5), Lender receives an amount equal to the sum it would have received had no such deductions or withholdings (including deductions applicable to additional sums payable under this Section 2.5) been made, (2) Borrower shall make such deductions or withholdings, and (3) Borrower shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with all Legal Requirements. Borrower will indemnify Lender for the full amount of any Loan Taxes (including, without limitation, any Loan Taxes (as well as taxes described in clauses (i) and (ii) of the second preceding sentence) imposed by any jurisdiction on any amounts payable under this Section 2.5) paid or payable by Lender and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Loan Taxes were correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. The agreements and obligations of Borrower contained in this Section 2.5 shall survive the payment in full of principal and interest under this Agreement and the Note for a period of 180 days.

(b) Within thirty (30) days after the date of any payment of Loan Taxes withheld by Borrower in respect of any payment to Lender, Borrower will furnish to Lender the original or a certified copy of a receipt or other evidence satisfactory to Lender evidencing payment thereof.

(c) If Lender is a U.S. Person (other than the lender originally named herein), Lender shall deliver to Borrower, upon request, a Form W-9 (unless it establishes to the reasonable satisfaction of Borrower that it is otherwise eligible for an exemption from backup withholding tax or other withholding tax). If Lender is not a U.S. Person, Lender shall deliver to Borrower, upon request, either (i) a Form W-8BEN which indicates a 0% rate of tax or (ii) a Form W-8ECI. If Lender is not a U.S. Person, Lender further undertakes to deliver to Borrower additional Forms W-8, 1001, 4224 (or any successor forms) or other manner of certification, as the case may be, (A) on or before the date that any such form expires or becomes obsolete, (B) after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and (C) such extensions or renewals thereof as may reasonably be requested by Borrower, certifying that Lender is entitled to receive payments hereunder without deduction or withholding of any Loan Taxes. However, in the event that any change in law, rule, regulation, treaty or directive, or in the interpretation or application thereof (a “Law Change”), has occurred prior to the date on which any delivery pursuant to the preceding sentence would otherwise be required which renders such form inapplicable, or which would prevent Lender from duly completing and delivering any such form, or if such Law Change results in Lender being unable to deliver a Form W-9 (or other satisfactory evidence that it is otherwise eligible for an exemption from backup withholding tax or other withholding tax), Lender shall not be obligated to deliver such forms but shall, promptly following such Law Change, but in any event prior to the time the next payment hereunder is due following such Law Change, advise Borrower in writing whether it is capable of receiving payments without any deduction or withholding of Loan Taxes. In the event of such Law Change, Borrower shall have the obligation to make Lender whole and to “gross-up” under Section 2.5(a) hereof, despite the failure by Lender to deliver such forms.

(d) If Lender receives a refund in respect of Loan Taxes paid by Borrower, it shall promptly pay such refund, together with any other amounts paid by Borrower pursuant to Section 2.5(a) hereof in connection with such refunded Loan Taxes, to Borrower; provided, however, that Borrower agrees to promptly return such refund to Lender if it receives notice from Lender that it is required to repay such refund. Nothing contained herein shall be construed to require Lender to seek any refund and Lender shall have no obligation to Borrower to do so.

(e) All amounts payable under this Section 2.5 shall constitute additional interest hereunder and shall be secured by the Mortgage and the other Loan Documents. The provisions of this Section 2.5 shall survive any payment or prepayment of the Loan and any foreclosure or satisfaction of the Mortgage.

(f) Any reference under this Section 2.5 to “Lender” shall be deemed to include any participant and any assignees.

Section 2.6 Extension of Maturity Date:

Borrower shall have the right to extend the Initial Maturity Date of the Loan to the First Extended Maturity Date upon satisfaction of the following conditions precedent to the satisfaction of Lender.

(i) Borrower shall have submitted to Lender at least sixty (60) days but not more than ninety (90) days prior to the Initial Maturity Date a written request for extension of the Initial Maturity Date;

(ii) No Default or Event of Default shall exist on the date of such notice or on the Initial Maturity Date;

(iii) The Imputed Debt Service Coverage Ratio for the three (3) month period prior to the Initial Maturity Date, was at least 1.40 to 1.00;

(iv) Borrower shall have paid to the Lender an extension fee in the amount of one quarter of one percent (0.25%) of the principal amount of the Loan;

(v) The principal balance of the Loan shall not exceed 50% of the current appraised value of the Property, determined by Lender based upon an updated MAI appraisal of the Property which has been approved in writing by Lender and obtained at Borrower’s expense; and

(vi) Borrower and each Guarantor shall have executed and delivered to Lender such amendments and modifications to this Agreement and the Loan Documents as Lender shall reasonably request to reflect the extension as well as a satisfactory date down endorsement to the Title Insurance Policy, and such other items as Lender may reasonably request.

If the foregoing conditions have been timely satisfied, Lender shall deliver written notice to Borrower confirming such extension.

Section 2.7 Conditions to Loan Opening

As a condition precedent to the funding of the Loan on the Closing Date, Borrower shall furnish the following to Lender at least five (5) days prior to the Closing Date or at such time as is set forth below, all of which must be strictly satisfactory to Lender and Lender’s counsel in form, content and execution:

(a) Title Insurance Policy. The Title Insurance Policy issued on the Closing Date by the Title Insurance Company to Lender in the full amount of the Loan, insuring the Mortgage to be a valid first, prior and paramount lien upon the fee title to the Property subject only to the Permitted Encumbrances. The Title Insurance Policy must contain such endorsements as are specified by Lender.

(b) Survey. A Survey.

(c) Utilities; Licenses; Permits. Evidence satisfactory to Lender that:

(i) all utility and municipal services required for the occupancy and operation of the Property are available for use;

(ii) all permits, licenses and governmental approvals, required by applicable law to occupy and operate the Property (including final certificates of occupancy) have been issued, are in full force and all fees therefor have been fully paid;

(iii) the storm and sanitary sewage disposal system, the water system and all mechanical systems serving Property do comply with all Legal Requirements; and

(iv) all utility, parking, access (including curb-cuts and highway access), construction, recreational and other easements and permits required or, in Lender’s judgment, necessary for the use of the Property have been granted or issued.

(d) Property Condition Report. A property condition report, in form and substance satisfactory to Lender, addressed to Lender and prepared by a consultant satisfactory to Lender.

(e) Environmental Report. A written report (“Environmental Report”) prepared at Borrower’s sole cost and expense by an independent professional environmental consultant approved by Lender in its sole and absolute discretion. The Environmental Report shall be subject to Lender’s approval in its sole and absolute discretion. If the Environmental Report reveals contamination or conditions warranting further investigation in order to establish baseline data, Lender may require, in its sole and absolute discretion, a written report (also referred to herein as the “Environmental Report”) based on additional testing and investigation in order to define the source and extent of the contamination or to establish baseline data, as well as to provide relevant detailed information on the area’s geological and hydrogeological conditions. Any additional Environmental Report prepared pursuant to this requirement shall be subject to Lender’s approval, in its sole and absolute discretion.

(f) Appraisal/Equity. An MAI appraisal satisfactory to and addressed to Lender prepared by a certified or licensed appraiser who is approved by Lender. The appraisal must show an appraised value of the Property, such that the ratio of the principal amount of the Loan to the “as-is” value of the Property shall not exceed 65%. In addition, Borrower shall have furnished reasonably satisfactory evidence to Lender that it has contributed at least $1,561,000 in cash equity toward the acquisition of the Property.

(g) Documents of Record. Officially certified copies of all covenants, conditions, restrictions, easements and matters of record which affect the Property.

(h) Searches. A report from the Title Insurance Company or the appropriate filing officers of the state and county in which the Borrower, Member and Guarantor are organized, and in which the Property is located, indicating that no judgments, tax or other liens, security interests, leases of personalty, financing statements or other encumbrances (other than Permitted Encumbrances) are of record or on file encumbering any portion of the Property, and that there are no judgments, tax liens, pending litigation or bankruptcy actions outstanding with respect to Borrower, Managing Member or the Guarantor.

(i) Borrower’s Attorney’s Opinion. An opinion of counsel to Borrower, Managing Member and Guarantor addressing such issues as Lender may reasonably request, in form and substance satisfactory to Lender.

(j) Organizational Documents. A copy of the operating agreements creating Borrower and Managing Member, certified as being true and correct and unmodified and in full force and effect, together with current Certificates of Good Standing for Borrower and Managing Member from their respective states of organization and the State, a certified copy of the Certificates of Formation, including all amendments thereto, for Borrower and Managing Member, and copies of resolutions authorizing execution and delivery of the Loan Documents. Borrower shall also deliver appropriate organizational documents for each Guarantor that is not an individual together with proper resolutions.

(k) Leases. Certified copies of all Leases and such evidence as to the validity thereof, absence of defaults thereunder and good standing of the parties thereto and subordination, non-disturbance and attornment agreements and estoppel letters satisfactory to Lender.

(l) Real Estate Taxes. Copies of the most recent real estate tax bills for the Property and evidence satisfactory to Lender that the Property is separately assessed for real estate taxing purposes.

(m) Broker. Evidence satisfactory to Lender that all brokers’ commissions or fees due with respect to the Loan or the Property have been paid in full in cash.

(n) Liquidity Verification. Borrower shall have furnished reasonably satisfactory evidence to Lender that Guarantors collectively have sufficient Liquid Assets to satisfy the covenant in Section 4.1.15 hereof as of the Closing Date.

(o) Interest Rate Protection. Borrower shall have purchased from Lender one or more interest rate protection agreements, in form and substance satisfactory to Lender, and which shall be collaterally assigned to Lender pursuant to documentation reasonably satisfactory to Lender.

(p) Deposit Accounts. Borrower shall have established all deposit accounts applicable to the Property or otherwise required herein with Lender.

(q) Additional Documents. Such other papers and documents regarding Borrower or the Property as Lender may require.

Section 2.8 Termination of Agreement.

Borrower agrees that all conditions precedent to the funding of the Loan will be complied with on or prior to December 31, 2012. If all of the conditions precedent to the funding of the Loan hereunder shall not have been performed and the Loan not funded on or before December 31, 2012, Lender, at its option at any time thereafter and prior to the funding of the Loan, may terminate this Agreement and all of its obligations hereunder by giving a written notice of termination to Borrower.

Section 2.9 Conditions Precedent to Disbursement of Loan Proceeds.

No advances of proceeds of the Loan shall be made by Lender to Borrower at any time unless:

(a) all conditions precedent to that disbursement have been satisfied, including, without limitation, performance of all of the then pending obligations of Borrower under this Agreement and the Loan Documents;

(b) no Default or Event of Default has occurred under this Agreement or under any Loan Document;

(c) no litigation or proceedings are pending or threatened (including any Bankruptcy Action) against Borrower, Managing Member, any other Guarantor or the Property, which litigation or proceedings, in the sole and exclusive judgment of Lender, is material; and

(d) all representations and warranties made by Borrower, Managing Member and each other Guarantor to Lender herein and otherwise in connection with this Loan continue to be true, correct and complete in all material respects.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations.

Borrower represents and warrants that the following are, and throughout the Term shall remain, true and correct in all material respects:

3.1.1 Organization. Each of Borrower, each Guarantor and Managing Member is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and Borrower and each Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and have the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s actual knowledge, threatened against Borrower, any Guarantor, Managing Member, the Manager or the Property in any court or by or before any other Governmental Authority which, if adversely determined, might materially and adversely affect the condition (financial or otherwise) or business of Borrower (including the ability of Borrower to carry out the transactions contemplated by this Agreement), any Guarantor, Managing Member, Manager or the condition or ownership of the Property.

3.1.5 Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that would adversely affect its performance hereunder. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may be Liens prior to, or equal or coordinate with, the Lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, (a) materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, (b) materially and adversely affect the value of the Property, (c) impair the use or operations of the Property, or (d) impair Borrower’s ability to pay its Obligations in a timely manner.

3.1.8 No Plan Assets. As of the date hereof and throughout the Term (i) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (ii) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (iii) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

3.1.9 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. The Property is used exclusively for the purposes described in Section 3.1.36 hereof and other appurtenant and related uses. In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the actual knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.

3.1.10 Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower and the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

3.1.13 Separate Lots. The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

3.1.14 Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. Borrower has obtained and has delivered to Lender original certificates evidencing all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims are pending with respect to the Property under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. All permits and approvals, including without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect.

3.1.19 Flood Zone. The Improvements on the Property are not located in an area identified by the Federal Emergency Management Agency (“FEMA”) as a special flood hazard area.

3.1.20 Physical Condition. The Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. All of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are insured against by the Title Insurance Policy.

3.1.22 Leases. The rent roll attached hereto as Schedule I is true, complete and correct and the Property is not subject to any Leases other than the Leases described in Schedule I. The Leases identified on Schedule I are in full force and effect and there are no defaults thereunder by either party. The copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto. No Rent (including security deposits) has been paid more than one (1) month in advance of its due date. All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant. Any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. The Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises and have commenced the payment of rent under the Leases. There are no security deposits under any of the Leases. Each Tenant under a Lease is free from bankruptcy or reorganization proceedings. No Tenant under any Lease (or any sublease) is an Affiliate of Borrower. No Tenant under any Lease is in default under the terms and conditions of such Lease. The Tenants under the Leases are open for business and paying full, unabated rent. There are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, except as has been previously disclosed to Lender in writing, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Lender in writing.

3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

3.1.24 Single Purpose. Borrower hereby represents and warrants to, and covenants with, Lender that since Borrower’s creation, as of the date hereof and until such time as the Obligations shall be paid and performed in full:

(a) Borrower has not owned, does not own and will not own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for the ownership or operation of the Property.

(b) Borrower has not engaged, does not engage, and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.

(c) Borrower has not entered and will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

(d) Borrower has not incurred and will not incur any Indebtedness other than (i) the Debt and (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding one percent (1%) of the original principal amount of the Loan at any one time; provided that any Indebtedness incurred pursuant to subclause (ii) shall be (x) not more than sixty (60) days past due and (y) incurred in the ordinary course of business (the Indebtedness described in the foregoing clauses (i) and (ii) is referred to herein, collectively, as “Permitted Indebtedness”). No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property.

(e) Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.

(f) Borrower is and intends to remain solvent and Borrower has and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, however, the foregoing shall not be interpreted so as to require any member of Borrower or any constituent entity to contribute additional capital in connection therewith, it being expressly understood and agreed that this provision is solely for the purpose of preserving the bankruptcy remote aspects of Borrower.

(g) Borrower has done or caused to be done and will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not terminate or fail to comply with the provisions of its organizational documents, or amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents.

(h) Borrower has maintained and will maintain all of its accounts, books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. Borrower’s assets have not been and will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has and will file its own tax returns (to the extent Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person. Borrower has maintained and shall maintain its books, records, resolutions and agreements as official records.

(i) Borrower has been and will be, and has and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), has and shall correct any known misunderstanding regarding its status as a separate entity, has and shall conduct business in its own name, has not and shall not identify itself or any of its Affiliates as a division or part of the other, and has and shall maintain and utilize separate invoices and checks bearing its own name.

(j) Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not be interpreted so as to require any member of Borrower or any constituent entity to contribute additional capital in connection therewith, it being expressly understood and agreed that this provision is solely for the purpose of preserving the bankruptcy remote aspects of Borrower.

(k) Neither Borrower nor any constituent party will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower.

(l) Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n) Borrower has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o) Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all the representations, warranties and covenants in this Section 3.1.24, and (ii) all the organizational documents of Borrower.

(p) Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.

(q) Borrower has paid and shall pay the salaries of its own employees (if any) from its own funds and has and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided, however, the foregoing shall not be interpreted so as to require any member of Borrower or any constituent entity to contribute additional capital in connection therewith, it being expressly understood and agreed that this provision is solely for the purpose of preserving the bankruptcy remote aspects of Borrower.

(r) Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided, however, the foregoing shall not be interpreted so as to require any member of Borrower or any constituent entity to contribute additional capital in connection therewith, it being expressly understood and agreed that this provision is solely for the purpose of preserving the bankruptcy remote aspects of Borrower.

(s) Borrower has not, and without the unanimous consent of all of its members, partners, directors or managers (including each Independent Director) will not, take any action that might cause Borrower to become insolvent.

(t) Borrower has allocated and will allocate fairly and reasonably shared expenses, including shared office space.

(u) Except in connection with the Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.

(v) Borrower either (i) has no, and will have no, obligation to indemnify its officers, directors, managers, members or partners, as the case may be, or (ii) if it has any such obligation, such obligation is fully subordinated to the Debt and will not constitute a claim against Borrower if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(w) Borrower will consider the interests of Borrower’s creditors in connection with all limited liability company or limited partnership actions.

(x) Except as provided in the Loan Documents, Borrower has not and will not have any of its obligations guaranteed by any Affiliate.

(y) The organizational documents of Borrower shall provide that except as may be expressly permitted herein as long as any portion of the Obligations remain outstanding, Borrower will not without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed:

(i) except in connection with a sale or other transfer permitted under the Loan Documents, sell all or substantially all of its assets;

(ii) amend its organizational documents with respect to the matters set forth in this Section 3.1.24, without the consent of Lender; or

(iv) without the affirmative vote of each of its members or partners, take any Material Action with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest.

3.1.25 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. Borrower (i) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (ii) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and immediately following the making of the Loan, will be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Organizational Chart. The organizational chart attached as Schedule II hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule II have any ownership interest in, or right of control, in Borrower.

3.1.29 Organizational Status. Borrower’s exact legal name is: OD WM North Carolina, LLC. Borrower is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s Tax I.D. number is 90-0917451 and Borrower’s Delaware Organizational I.D. number is 5111045.

3.1.30 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.31 No Casualty. The Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.

3.1.32 Purchase Options. Neither the Property nor any part thereof are subject to any purchase options or other similar rights in favor of third parties.

3.1.33 FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.

3.1.34 PUHCA. Borrower is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company”, all as defined in the Public Utility Holding Company Act of 1935, as amended.

3.1.35 Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.36 Use of Property. The Property consists solely of industrial buildings and related appurtenances, related facilities and related operations and is used for no other purpose.

3.1.37 Fiscal Year. Each fiscal year of Borrower commences on January 1.

3.1.38 No Other Financing. Except with respect to trade payables constituting Permitted Indebtedness, Borrower has not borrowed any funds which have not heretofore been repaid in full, except for the Loan.

3.1.39 Contracts.

(a) Borrower has not entered into, and is not bound by, any Major Contract which continues in existence, except those previously disclosed in writing to Lender.

(b) Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the actual knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on Borrower’s behalf has given or received any written notice of default under any of the Major Contracts that remains uncured or in dispute.

(c) Borrower has delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender.

(d) Except for the Manager under the Management Agreement, no Major Contract has as a party an Affiliate of Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full.

3.1.40 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can foresee, could reasonably be expected to materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower, other than with regard to market risk inherent in projecting future operations.

3.1.41 Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a material adverse effect on Borrower, the Property and/or Borrower’s ability to pay the Debt. Borrower has no known contingent liabilities.

3.1.42 REA. The REA is in full force and effect and neither Borrower nor, to Borrower’s knowledge, any other party to the REA, is in default thereunder, and to the best of Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder.

Section 3.2 Survival of Representations.

The representations and warranties set forth in Section 3.1 shall survive until the Obligations have been paid and performed in full.

ARTICLE 4: BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants.

Borrower hereby covenants and agrees with Lender that throughout the Term:

4.1.1 Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

4.1.2 Existence; Compliance with Legal Requirements. Each of Borrower, Managing Member and the REIT shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property.

4.1.3 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed before the same become delinquent, and shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower need not pay directly Taxes nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.2 hereof). Subject to Borrower’s right to contest the same as hereinafter set forth, Borrower shall not permit or suffer, and shall promptly discharge, any Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Default or

Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; and (vi) Borrower shall deposit with Lender cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

4.1.4 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, Managing Member or any Guarantor which could reasonably be expected to materially adversely affect the Property or Borrower’s, Managing Member’s or such Guarantor’s condition (financial or otherwise) or business (including Borrower’s ability to perform its Obligations hereunder or under the other Loan Documents).

4.1.5 Access to Property. Subject to the rights of Tenant(s), Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given orally), provided that no notice shall be required if an Event of Default has occurred and is continuing. Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property, subject to the rights of Tenants under Leases.

4.1.6 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.7 Financial Reporting.

(a) Borrower and each Guarantor shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of Borrower and each Guarantor. Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower (provided that if a

Default or Event of Default has occurred and is continuing Lender shall have the right at any time and without notice) to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.

(b) Borrower will promptly supply Lender with such information concerning its assets (including the Property), liabilities and affairs, and the assets, liabilities and affairs of each Guarantor, as Lender may reasonably request from time to time hereafter; which in the case of Borrower shall include, without necessity of any request by Lender as soon as available and in no event later than sixty (60) days of the end of each fiscal quarter, internally prepared financial statements of Borrower showing the results of operations of the Property and consisting of a balance sheet and statement of income and expense prepared in accordance with GAAP and certified by an authorized officer of Borrower as being true, correct and complete;

(c) no later than thirty (30) days after the end of each calendar quarter, furnish Lender a certified rent roll of the Property, as of the last day of such period, in a form reasonable satisfactory to Lender;

(d) Borrower shall, within sixty (60) days of the end of each quarter, to provide Lender with a compliance certificate certified by an authorized officer of Borrower, certifying that Borrower and Guarantors are in compliance with the terms, provisions and conditions of this Agreement and the other Loan Documents, and providing detailed calculations and supporting information with respect to the Imputed Debt Service Coverage Ratio, Net Worth and Liquid Asset covenants contained in this Agreement;

(e) Borrower shall, provide Lender with (i) copies of its annual audited financial statements, audited by a nationally recognized certified public accounting firm reasonably satisfactory to Lender and containing an unqualified opinion, if obtained by Borrower, within one hundred twenty (120) days after the close of each Fiscal Year, or (ii) if the annual audited financial statements described in subsection (i) above are not obtained by Borrower, copies of its internally prepared annual financial statements, certified by an authorized officer of Borrower as being true, current and complete within ninety (90) days after the close of each Fiscal Year;

(f) Borrower will cause each Guarantor to promptly supply Lender with such information concerning its assets, liabilities and affairs, as Lender may reasonably request from time to time hereafter; which shall include, with respect to the REIT without necessity of any request by Lender as soon as available and in no event later than sixty (60) days of the end of each fiscal quarter, internally prepared financial statements of the REIT consisting of a balance sheet and statement of income and expense prepared in accordance with GAAP and certified by an authorized officer of the REIT as being true, correct and complete;

(g) Borrower shall cause the REIT to provide Lender with (i) copies of its annual audited financial statements, audited by a nationally recognized certified public accounting firm reasonably satisfactory to Lender and containing an unqualified opinion, if obtained by the REIT, within one hundred twenty (120) days after the close of each Fiscal Year, or (ii) if the annual audited financial statements described in subsection (i) above are not obtained by the REIT, copies of its internally prepared annual financial statements, certified by an authorized officer of the REIT as being true, current and complete within ninety (90) days after the close of each Fiscal Year;

(h) Borrower shall submit to Lender by November 1 of each year the Annual Budget for the succeeding Fiscal Year. Lender shall have the right to approve each Annual Budget (which approval shall not be unreasonably withheld or delayed) and Annual Budgets approved by Lender shall hereinafter be referred to as an “Approved Annual Budget”. In the event that Borrower incurs an extraordinary operating expense or extraordinary capital expenditure not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval. Until such time that any Annual Budget has been approved by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments as reasonably determined by Lender (including a 5% increase in any line item of discretionary expenses and actual increases for any non-discretionary expenses));

(i) Borrower shall cause Douglas D. O’Donnell and the DOD Trust to provide Lender, within 90 days of the end of each calendar year, personal financial statements as of the prior year end, in a form reasonably satisfactory to Lender and, within 30 days of filing, copies of all federal tax returns with all K-1 Forms attached; and

(j) Borrower shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower and each Guarantor as may be reasonably requested by Lender, including a comparison of the budgeted income and expenses as set forth in the Approved Annual Budget and the actual income and expenses for a quarter and year to date for the Property, together with a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such period and year to date.

4.1.8 Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to the Permitted Encumbrances.

4.1.9 Estoppel Statement.

(a) After request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b) After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.

(c) Borrower shall deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease); provided, that such certificate may be in the form required under such Lease; and provided, further, that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any consecutive 12 months.

(d) Borrower shall deliver to Lender, upon request, estoppel certificates from each party under the REA; provided, that such certificates may be in the form required under the REA; and, provided, further, that Borrower shall not be required to deliver such certificates more than three (3) times during the Term and not more frequently than once per calendar year.

4.1.10 Leases.

(a) All Leases and all renewals of Leases executed after the date hereof shall be subject to Lender’s prior written approval in all respects. Lender shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Lease approved by Lender promptly upon request, with such commercially reasonable changes as may be requested by such Tenants, and which are reasonably acceptable to Lender. Borrower shall pay Lender’s costs and expenses in connection with any such subordination, non-disturbance and attornment agreement, including, without limitation, reasonable legal fees and expenses.

(b) Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not voluntarily terminate or accept a surrender of a Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change any Lease. Upon request, Borrower shall furnish Lender with executed copies of all Leases.

(c) All security deposits of Tenants, whether held in cash or any other form, shall not be commingled with any other funds of Borrower and, if cash, shall be deposited by Borrower at a separately designated account under Borrower’s control at the Clearing Bank. Borrower shall, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Deposit Account (which shall then be held by Lender in a separate Account), which shall be held by Lender subject to the terms of the Leases. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder

(or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence satisfactory to Lender of Borrower’s compliance with the foregoing.

4.1.11 Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (i) that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the ongoing revenues and expenses of the Property, or (ii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold (either of the foregoing, a “Material Alteration”). If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s Obligations under the Loan Documents any of the following: (i) cash, (ii) a letter of credit in form and substance satisfactory to Lender, issued by a financial institution satisfactory to Lender, (iii) other securities acceptable to Lender, or (iv) a completion bond. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold. Upon substantial completion of any Material Alteration, Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued.

4.1.12 Approval of Major Contracts. Borrower shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting the Property, which approval may be granted or withheld in Lender’s reasonable discretion.

4.1.13 After Acquired Property. Borrower will grant to Lender a first lien security interest in and to all equipment and other personal property owned by Borrower, whether or not used in the construction, maintenance and/or operation of the Improvements, immediately upon acquisition of same or any part of same.

4.1.14 PATRIOT Act. Borrower will comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Security Instrument and the other Loan Documents and shall be immediately due and payable.

4.1.15 Guarantor Financial Covenants. At all times during which any portion of the Loan is outstanding, Guarantors shall collectively maintain (i) Net Worth of at least $10,000,000, and (ii) Liquid Assets of at least $250,000, until June 30, 2013, $500,000 from July 1, 2013 until December 31, 2013 and $1,000,000 thereafter. Liquid Assets and Net Worth shall be tested as of the end of each calendar quarter.

4.1.16 Imputed Debt Service Ratio. The Imputed Debt Service Ratio for the Property shall equal or exceed the ratios set forth below, for the time periods set forth below.

Period	Imputed Debt Service Ratio

(a) Fiscal quarter ending March 31, 2013	1.15 to 1.00

(b) Fiscal quarter ending June 30, 2013 and each Fiscal quarter thereafter	1.35 to 1.00

In the event the Imputed Debt Service Ratio has not been satisfied with as set forth above, an Event of Default shall be deemed to have occurred unless Borrower, within ten (10) Business Days of written notice from Lender, has deposited funds equal to the Cure Amount in the Deposit Account or provided Lender with an unconditional standby letter of credit (in form and substance satisfactory to Lender, issued by a bank satisfactory to Lender) equal to the Cure Amount. The “Cure Amount” shall mean an amount, as reasonably determined by Lender, equal to the amount which would have resulted in compliance with this covenant. Failure to do so shall constitute an Event of Default and a Sweep Event shall have occurred and the provisions of Section 6.8 shall be applicable. Such deposit or letter of credit shall be returned to Borrower, provided that no Default or Event of Default has then occurred and is continuing, and further, provided that the Imputed Debt Service Ratio covenant was satisfied during the prior fiscal quarter, upon Borrower’s written request.

4.1.17 REIT Accounts. Borrower shall cause the REIT and the Managing Member to establish and maintain deposit accounts with Lender and cause all capital contributions due the REIT and the Managing Member or received by the REIT and the Managing Member to be deposited therein (the “Capital Accounts”). If the principal payment due under Section 2.4(b) of the Note is not made when due, neither the Managing Member nor the REIT shall have any further access to the Capital Accounts or any funds on deposit therein, and Lender may setoff all funds on deposit therein. Notwithstanding any provision to the contrary set forth in any Loan Document, from and after the time that Borrower makes the principal payment under Section 2.4(b) of the Note (provided such payment is made on or before the date when due and, further provided that no other Default or Event of Default has occurred and is continuing), Lender shall have no further rights with respect to the Capital Accounts, including without limitation setoff rights or otherwise, and the Capital Account is expressly not an “Account” under Section 6.1 of this Loan Agreement, under Section 1.1(o) of the Deed of Trust, or under any other provision of any Loan Document which may grant a security interest therein.

Section 4.2 Borrower Negative Covenants.

Borrower covenants and agrees with Lender that throughout the Term:

4.2.1 Due on Sale and Encumbrance; Transfers of Interests. Except to the extent permitted pursuant to Article 8, neither Borrower nor any Guarantor shall, without the prior written consent of Lender, sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer the Property or any part thereof, or any interest, direct or indirect, in Borrower or any Guarantor whether voluntarily or involuntarily (a “Transfer”). A Transfer within the meaning of this Section 4.2.1 shall be deemed to include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower, any Guarantor, or any general partner, managing member or controlling shareholder of Borrower or any Guarantor is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock in one or a series of transactions by which an aggregate of more than 25% of such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the control of such corporation; (iv) if Borrower, Managing Member, any other Guarantor or any general partner, managing member or controlling shareholder of Borrower, Managing Member or any other Guarantor is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner or managing partner or the transfer of the partnership interest of any general partner or managing partner; and (v) any pledge, hypothecation, assignment, transfer or other encumbrance of any direct or indirect ownership interest in Borrower, Managing Member or any other Guarantor.

4.2.2 Liens. Borrower shall not create, incur, assume or permit to exist any Lien on the Managing Member’s interest in Borrower, or the general partnership interest in Managing Member or any portion of the Property, except for the Permitted Encumbrances.

4.2.3 Dissolution. Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer Managing Member or any other Guarantor to (A) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Managing Member or any other Guarantor would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify or waive in any material respect, or in violation of Section 8.1 below, the operating agreement of Borrower, Managing Member, or the other organizational documents of Borrower, Managing Member or any other Guarantor, or terminate the operating agreement of Borrower or Managing Member, in each case without obtaining the prior consent of Lender.

4.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property. Borrower shall not change the current use of the Property in any material respect.

4.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.2.6 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners, members or shareholders, as applicable, of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

4.2.7 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

4.2.8 Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental for the operation of the Property.

4.2.9 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.10 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.

4.2.11 Change of Name, Identity or Structure. Borrower shall not change Borrower’s name, identity (including its trade name or names) or, if not an individual, Borrower’s corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

4.2.12 Special Purpose. Without in any way limiting the provisions of this Article 4, Borrower shall not take or permit any action that would result in Borrower not being in compliance with the representations, warranties and covenants set forth in Section 3.1.24.

4.2.13 ERISA.

(a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R §2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R §2510.3-101(c) or (e)

4.2.14 Compliance with Restrictive Covenants, Etc. Borrower will not modify, waive in any material respect or release any Easements, restrictive covenants or other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Lender’s prior written consent, which consent may be granted or denied in Lender’s sole discretion.

4.2.15 REA. Borrower agrees that without the prior consent of Lender, Borrower will not execute modifications to the REA if such modifications will have a material adverse effect on the use, operation or value (including the Net Operating Income) of the Property, taken as a whole, or the ability of Borrower to pay its Obligations in respect of the Loan.

4.2.16 Embargoed Person.

(a) At all times, throughout the term of the Loan, including after giving effect to any Transfers permitted, pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or any Guarantor shall constitute property of, or shall be beneficially owned by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (PATRIOT Act) of 2001 and any Executive Orders or regulations promulgated thereunder, each as may be amended from time to time, with the result that the investment in Borrower or any Guarantor, as applicable, would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower or any Guarantor, as applicable, with the result that the investment in Borrower or any Guarantor, as applicable, would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower or any Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower or any Guarantor, as applicable, would be prohibited by law or the Loan would be in violation of law.

(b) Neither Borrower nor, to Borrower’s knowledge, any owner of Borrower (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of the Office of Foreign Assets Control (“OFAC”) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Government Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists”.

4.2.17 Distributions. Borrower shall not make any distributions or dividends to its members, partners or shareholders, as the case may be, for the first 90 days following the date of this Agreement. Thereafter, Borrower shall not make any distributions or dividends to its members, partners or shareholders, as the case may be, unless (i) the Imputed Debt Service Ratio was 1.15 to 1.00 or greater for the previous calendar quarter, increasing to 1.35 to 1.00 for the calendar quarter ending June 30, 2013 and thereafter, (ii) no Default or Event of Default has then occurred is continuing, (iii) no Default or Event of Default has occurred during the prior two (2) consecutive calendar quarters and (iv) the quotient of the then current value of the Property (as determined by Lender based on the most recent appraisal which has been approved by Lender) divided by the principal balance of the Loan does not exceed 50%.

ARTICLE 5: INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies.

(a) Unless otherwise agreed to by Lender in its sole and absolute discretion, Borrower, at its sole cost and expense, shall obtain and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and the Property providing at least the following coverages:

(i) Casualty insurance against loss or damage by fire, wind (including named storms), lightning and such other perils as are included in a standard “special form” policy, and against loss or damage by all other risks and hazards covered by a standard extended coverage insurance policy, including riot and civil commotion, vandalism, terrorist acts, malicious mischief, burglary and theft, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation. The Full Replacement Cost must be adjusted annually to reflect increased value due to inflation. If this is not provided, Inflation Guard Coverage will be required; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000.00 (except for deductibles for windstorm and earthquake coverage, which deductibles may be up to 5% of the total insurable value of the Property set forth in the Policy); and (D) containing “Ordinance or Law Coverage” if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, including coverage for Loss to the Undamaged Portion, Demolition Costs and Increased Cost of Construction, all in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and 00/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two

Million and 00/100 Dollars ($2,000,000.00) per location; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available;

(iii) rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above, subsections (iv) (if applicable), subsection (vi), subsection (xi) and Section 5.1.1(h) below; (C) containing an extended period of indemnity endorsement which provides the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from the Property for a period of eighteen (18) months from the date of the Casualty. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue from the Property for the succeeding eighteen (18) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property and Liability coverage forms do not otherwise apply, coverage all in form and substance and with limits, terms and conditions acceptable to Lender including (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i)above written in a so-called builder’s risk completed value form, including coverage for 100% of the total insurable costs of construction (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (i), (iii), (vi), (xi) and Section 5.1.1(h), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) and, if applicable, subsection (v) above and (viii) below;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are required from time to time by Lender (if applicable);

(ix) insurance against employee dishonesty in an amount not less than one (1) month of Gross Revenue from the Property and with a deductible not greater than Ten Thousand and 00/100 Dollars ($10,000.00) (if applicable); and

(x) upon sixty (60) days’ notice, such other insurance and in such amounts as Lender from time to time may request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the approval of Lender as to form and substance including deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance acceptable to Lender evidencing the Policies, accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall be subject to Lender’s approval and shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a). Lender shall have determined, based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy.

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a), except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as a named insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property coverages, including but not limited to boiler and machinery, terrorism, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g) In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(h) If any of the Policies include any exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts”, Borrower shall obtain and maintain terrorism coverage to cover such exclusion(s) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 (a “Qualified Carrier”) or, in the event that such terrorism coverage is not available from a Qualified Carrier, Borrower shall obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage.

5.1.2 Insurance Company. All Policies required pursuant to Section 5.1.1 (i) shall be issued by companies authorized to do business in the state where the Property is located, with a financial strength and claims paying ability rating of “A” or better by S&P; (ii) shall, with respect to all property insurance policies, name Lender and its successors and/or assigns as their interest may appear as Lender and Mortgagee; (iii) shall, with respect to all property insurance policies and rental loss and/or business interruption insurance policies, contain a Standard

Mortgagee Clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid; (iv) shall, with respect to all liability policies, name Lender and its successors and/or assigns as an additional insured; (v) shall contain a waiver of subrogation against Lender; (vi) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies and that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation; and (vii) shall be satisfactory in form and substance to Lender and shall be approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Certified copies of the Policies shall be delivered to Lender, at 222 South Riverside Plaza, 30th Floor, Chicago, Illinois 60606, Attention: Matthew Rodgers, on the date hereof with respect to the current Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies. Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into an account subject to the sole dominion and control of Lender. In addition to the insurance coverages described in Section 5.1.1) above, Borrower shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, submit proof of loss if not submitted promptly by Borrower. In the event of a Casualty where the loss does not exceed the Restoration Threshold, Borrower may settle and adjust such claim; provided that (i) no Event of Default has occurred and is continuing, and (ii) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments; provided, however, if Borrower fails to settle and adjust such claim within sixty (60) days after the Casualty, Lender shall have the right to settle and adjust such claim at Borrower’s cost and without Borrower’s consent. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3 Casualty and Condemnation Proceeds. Payments received on account of the business interruption insurance specified in subsection 5.1.1(a)(iii) above with respect to any Casualty or Condemnation shall be deposited directly with Lender. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower has demonstrated to Lender’s satisfaction that the remaining Net Proceeds that will be received from the property insurance carriers are sufficient to pay 100% of the cost of fully restoring the Improvements or, if such Net Proceeds are to be applied repay the Loan in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to pay off the Loan in full.

Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, and that the condition in Section 5.3.2(a)(x) below has been satisfied, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held for the benefit of Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

5.3.2 Major Casualty or Condemnation.

(a) If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i) no Event of Default shall have occurred and be continuing;

(ii)(A) in the event the Net Proceeds consists of Insurance Proceeds received in connection with a Casualty, then less than twenty-five percent (25%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award received in connection with a Condemnation, then less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of such Condemnation;

(iii) Leases requiring payment of annual rent equal to ninety percent (90%) of the Gross Revenue received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation and all Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation.

(iv) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(v) Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;

(vi) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Initial Maturity Date, (B) the earliest date required for such completion under the terms of any Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation, as applicable, or (D) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(vii) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and

(ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements.

(b) The Net Proceeds shall be paid directly to Lender for deposit with Lender and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Obligations. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (i) all requirements set forth in Section 5.3.2(a) have been satisfied, (ii) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanics’ or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(c) All plans and specifications required in connection with the Restoration shall be subject to the prior approval of Lender and an independent architect selected by Lender (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the Casualty or Condemnation, as applicable; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty or Condemnation, as applicable, provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty or Condemnation, as applicable. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration, including reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Article 5 and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Obligations.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to

Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in subsection 5.3.2(h).

(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.

ARTICLE 6: CASH MANAGEMENT AND RESERVE FUNDS

Section 6.1 Cash Management Arrangements. Borrower shall cause all Rents and other Gross Revenue to be transmitted directly into an operating deposit account (the “Deposit Account”) established and maintained by Borrower with Lender. Without in any way limiting the foregoing, if Borrower or Manager receive any Gross Revenue from the Property, then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower or Manager, and (iii) Borrower or Manager shall deposit such amounts in the Deposit Account within one (1) Business Day of receipt. Lender may also establish subaccounts of the Deposit Account (which may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Deposit Account and all other Accounts will be under the sole control and dominion of Lender during the continuance of a Sweep Event, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

Section 6.2 [Intentionally Omitted]

Section 6.3 Insurance Funds.

6.3.1 Deposits of Insurance Funds. Borrower shall deposit with or on behalf of Lender (i) the amount of Seven Hundred Fifty and No/100 Dollars ($750) on the Closing Date and (ii) on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates (initially $750 per month) will be payable for the renewal of the coverage afforded by those Policies which are the responsibility of Borrower to provide for as required under the Waste Management Lease, upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred by or at the direction of Lender into an Account established at the Deposit Bank to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds”. If at any time, Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.3.2 Release of Insurance Funds. Provided no Event of Default shall exist and remain uncured, Lender shall apply the Insurance Funds, if any, in the Insurance Account to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be returned to Borrower.

Section 6.4 [Reserved]

Section 6.5 Operating Expenses.

From and after the occurrence of a Sweep Event (taking into account Borrower’s deposit of Rents and Gross Revenues in accordance with Section 6.1), Borrower shall deposit with or on behalf of Lender on or before each Monthly Payment Date the monthly amount set forth in the Approved Annual Budget for the following month as being necessary for payment of Approved Operating Expenses at the Property for such month and which are not otherwise paid by WM Recycle America, LLC pursuant to the Waste Management Lease (together with any additional funds, if any, for Extraordinary Expenses requested by Borrower and approved by Lender in accordance with the terms hereof), which amounts shall be shall be transferred by or at the direction of Lender into an Account established to hold such funds (the “Operating Expense Account”). Amounts deposited pursuant to this Section 6.5 are referred to herein as the “Operating Expense Funds”. Provided no Event of Default has occurred and is continuing (it being expressly understood that a Sweep Event triggered under Section 6.8(c) does not constitute an Event of Default for purposes of this Section provided such Sweep Event terminates as and when required under Section 6.8), Lender shall disburse Operating Expense Funds to Borrower out of the Operating Expense Account to pay Approved Operating Expenses, within fifteen (15) days after delivery by Borrower to Lender of a request therefor (but not more often than once per month), in increments of at least $10,000, provided (i) such disbursement is for an Approved Operating Expense; and (ii) such disbursement is accompanied by (A) an Officer’s Certificate certifying (x) that such funds will be used to pay such Approved Operating Expenses and a description thereof, (y) that all previous disbursements have been or will be used to pay the previously identified Approved Operating Expenses and (z) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, and (B) documentation satisfactory to Lender as to the amount, necessity and purpose therefor.

Section 6.6 Security Interest in Reserve Funds.

6.6.1 Grant of Security Interest. Borrower shall be the owner of the Reserve Funds. Borrower hereby pledges, assigns and grants a security interest to Lender, as security for the payment and performance of the Obligations, in all of Borrower’s right, title and interest in and to the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Lender. The Reserve Funds shall not constitute a trust fund and may be commingled with other monies held by Lender.

6.6.2 Income Taxes; Interest. Borrower shall report on its federal, state, commonwealth, district and local income tax returns all interest or income accrued on the Reserve Funds. The Reserve Funds shall earn interest at a rate commensurate with the rate of interest paid from time to time on money market accounts at a commercial bank selected by Lender in its sole discretion from time to time, with interest credited monthly to such Reserve Funds (with the exception of the Insurance Funds). All earnings or interest on each of the Reserve Funds (with the exception of the Insurance Funds) shall be and become part of the respective Reserve Fund and shall be disbursed as provided in the paragraph(s) of this Agreement applicable to each such Reserve Fund. No earnings or interest on the Insurance Funds shall be payable to Borrower.

6.6.3 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

Section 6.7 Property Cash Flow Allocation.

6.7.1 Order of Priority of Funds in Deposit Account. Subject to the other provisions of this Agreement and the other Loan Documents, on each Monthly Payment Date during the Term, except during the continuance of an Event of Default, all funds deposited into the Deposit Account during the immediately preceding Interest Period shall be applied on such Monthly Payment Date in the following order of priority: (i) First, to make the required payments of Insurance Funds into the Insurance Account as required under Section 6.3; (ii) Second, funds sufficient to pay the Monthly Debt Service Payment; (iii) Third, to make the required payments of Operating Expense Funds into the Operating Expense Account as required under Section 6.5; and (iv) Lastly, provided no Sweep Event has occurred and is continuing, payments to Borrower of any excess amounts. Following the occurrence and during the continuance of an Event of Default, Lender may apply funds in the Deposit Account from time to time on account of the obligations in such order as it may determine.

6.7.2 Failure to Make Payments. The failure of Borrower to make all of the payments required under clauses (i) through (iii) of Section 6.7.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, and Borrower is not otherwise in Default hereunder, the failure by the Deposit Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.

6.7.3 Application After Event of Default. Notwithstanding anything to the contrary contained in Section 6.7.1, upon the occurrence of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and any other funds of Borrower then in the possession of Lender, Servicer or Deposit Bank (including any Gross Revenue) and apply such funds to the items for which the Reserve Funds were established or to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.8 Sweep Event

Each of the following shall constitute a “Sweep Event”:

(a) the occurrence of an Event of Default;

(b) if the Imputed Debt Service Coverage Ratio in Section 4.1.16 is not satisfied and Borrower has failed to make the required deposit into the Deposit Account or delivered a letter of credit to Lender as described therein; and

(c) a Sweep Event shall be deemed to exist as of the date of this Agreement.

The Sweep Event described in clause (a) shall terminate only upon the payment in full of the Obligations. The Sweep Event described in clause (b) shall terminate, as applicable, once the Imputed Debt Service Coverage Ratio has been satisfied for a fiscal quarter without taking into account such deposit or Letter of Credit, provided no other Defaults or Events of Default then exist. The Sweep Event described in clause (c) shall terminate if Borrower timely makes the principal payment described in Section 2.4(b) of the Note, provided no other Default or Event of Default shall then exist.

ARTICLE 7: PROPERTY MANAGEMENT

Section 7.1 The Management Agreement.

Borrower shall (i) cause Manager to manage the Property in accordance with the Management Agreement, (ii) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (iii) promptly notify Lender of any default under the Management Agreement of which it is aware, (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement, and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2 Prohibition Against Termination or Modification.

Borrower shall not (i) surrender, terminate, cancel, modify, renew or extend the Management Agreement, (ii) enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, (iii) consent to the assignment by the Manager of its interest under the Management Agreement, or (iv) waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender’s consent, execute a subordination of management agreement in the form then used by Lender.

Section 7.3 Replacement of Manager.

Lender shall have the right to require Borrower to replace the Manager with a Person chosen by Borrower and approved by Lender upon the occurrence of any one or more of the following events: (i) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period, (ii) if Manager shall become insolvent or a debtor in any Bankruptcy Action, or (iii) if at any time the Manager has engaged in gross negligence, fraud or willful misconduct.

ARTICLE 8: PERMITTED TRANSFERS

Section 8.1 Permitted Transfers of Interest in Borrower.

Notwithstanding anything to the contrary contained in Section 4.2.1, the following Transfers (“Permitted Transfers”) shall be deemed to be permitted hereunder without the consent of Lender:

(a) Transfers of direct or indirect interests in Borrower, Managing Member, the REIT and/or their constituent entities by reason of (i) death, devise, descent, (ii) intra-family transfers, (iii) transfers to trusts for bona fide estate planning purposes, provided in any case that following any such Transfer, Managing Member is the managing member of Borrower and Douglas D. O’Donnell, directly or indirectly, controls the management of the Borrower and the Property and the day to day operations thereof,

(b) Transfers of direct or indirect non-managing interests in Borrower, Managing Member, the REIT and/or their constituent entities not described in clause (a) above, provided that following any such Transfer, Managing Member is the managing member of Borrower and Douglas D. O’Donnell, directly or indirectly, controls the management of the Borrower and the Property and the day to day operations thereof.

Section 8.2 Cost and Expenses. Borrower shall pay all costs and expenses of Lender in connection with any Transfer, whether or not such Transfer is deemed to be a Permitted Transfer, including, without limitation, all fees and expenses of Lender’s counsel, whether internal or outside.

ARTICLE 9: ASSIGNMENT OF LOAN DOCUMENTS

Section 9.1 Assignment of Loan Documents.

(a) Lender shall have the right (i) to sell, assign, pledge or otherwise transfer the Loan or any portion thereof to any Person, or (ii) to sell participation interests in the Loan to any Person. (The transactions referred to in clauses (i) and (ii) shall hereinafter be referred to collectively as “Secondary Market Transactions”).

(b) If requested by Lender, Borrower shall assist Lender, at Borrower’s reasonable expense, in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace, including to:

(i)(A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager, (B) provide updated budgets relating to the Property, and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender;

(ii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as Lender may require; and

(iii) execute amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender including, provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, or (B) modify or amend any other material economic term of the Loan.

ARTICLE 10: DEFAULTS

Section 10.1 Events of Default.

(a) Each of the following events shall constitute an event of default hereunder (each, an “Event of Default”):

(i) if any monthly payment of principal and/or interest due under the Note or any payment of Reserve Funds due under this Agreement or the payment of the Obligations due on the Initial Maturity Date or, if the Initial Maturity Date has been extended pursuant to Section 2.6, the First Extended Maturity Date, is not paid when due;

(ii) if any other portion of the Obligations (other than as set forth in the foregoing clause (i)) is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(iii) if any of the Taxes or Other Charges are not paid when due;

(iv) if the Policies are not (A) delivered to Lender and (B) kept in full force and effect, each in accordance with the terms and conditions hereof;

(v) if Borrower breaches or permits or suffers a breach of the provisions of Section 4.1.15, 4.1.16 or Section 4.2;

(vi) if any representation or warranty made by Borrower or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall be false or misleading in any material respect;

(vii) if Borrower or any Guarantor shall make an assignment for the benefit of creditors;

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower or any Guarantor or if Borrower or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any Guarantor, upon the same not being discharged, stayed or dismissed within thirty (30) days;

(ix) if Borrower attempts to assign its rights or delegate its duties under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) if Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 hereof;

(xi) if Borrower shall be in default under any mortgage or security agreement covering any part of the Property whether it be superior or junior in Lien to the Mortgage;

(xii) subject to Borrower’s right to contest as provided in Section 3.6 of the Mortgage, if the Property becomes subject to any mechanic’s, materialman’s or other Lien except a Lien for Taxes not then due and payable;

(xiii) except as permitted herein, the alteration, improvement, demolition or removal of any of the Improvements without the prior consent of Lender;

(xiv) if, without Lender’s prior written consent, (i) the Management Agreement is terminated, (ii) the ownership, management or control of Manager is transferred, (iii) there is a material change in the Management Agreement, or (iv) there shall be a material default beyond any applicable notice and cure period by Borrower under the Management Agreement;

(xv) if Borrower ceases to continuously operate the Property or any material portion thereof for the purposes described in Section 3.1.36 hereof for any reason whatsoever (other than temporary cessation in connection with any repair or renovation thereof undertaken with the consent of Lender);

(xvi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xv) above, for ten (10) days after the earlier of (A) Borrower’s knowledge thereof, and (B) notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after the earlier of (A) Borrower’s knowledge thereof, and (B) notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period; and provided, further, that Borrower shall have commenced to cure such Default within such 30-day period and shall thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xvii) if there shall be a default under any of the other Loan Documents beyond any applicable notice and/or cure periods contained in such Loan Documents, whether as to Borrower, any Guarantor, the Manager, the Property or any other Person (other than Lender), or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Obligations or to permit Lender to accelerate the maturity of all or any portion of the Obligations;

(xviii) The occurrence of existence of a Material Adverse Effect; or

(xix) Any judgment or judgments are rendered against Borrower or any Guarantor for an aggregate amount in excess of $50,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon the Property or any other security for the Loan (other than a Permitted Encumbrance).

(xx) An event of default shall occur under the Waste Management Lease or WM Recycle America, LLC ceases to occupy the Property.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (ix) above, the Debt and all other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2 Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.

(b) Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of

Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof.

(d) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 10.3 Lender’s Right to Perform. If Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and shall bear interest thereafter at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrower of any such failure.

Section 10.4 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE 11: MISCELLANEOUS

Section 11.1 Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2 Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive.

Section 11.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF ILLINOIS, AND DELIVERED TO LENDER BY BORROWER IN THE STATE OF ILLINOIS, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF ILLINOIS, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF ILLINOIS SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF CHICAGO, COUNTY OF COOK AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING, WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED HEREIN AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETE UPON ACTUAL RECEIPT.

Section 11.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6 Notices.

(a) All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Fifth Third Bank
222 South Riverside Plaza
30th Floor
Chicago, Illinois 60606
Attention: Matthew Rodgers

with a copy to:	DLA Piper LLP (US)
203 North LaSalle Street
Suite 1900
Chicago, Illinois 60601-1293
Attention: Brian K. Doyle, Esq.

If to Borrower:	OD WM North Carolina, LLC
3 San Joaquin Plaza
Suite 160
Newport Beach, California 92660
Attention: Christopher S. Cameron

with a copy to:	Rutan & Tucker LLP
611 Anton Boulevard
14th Floor Costa Mesa, California 92626
Attention: Shawn Monterastelli

(b) Any party may change the address to which any such Notice is to be delivered, by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 11.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.

Section 11.7 Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under any Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13 Expenses; Indemnity.

(a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any Obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any Bankruptcy Action; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid, at Lender’s election in its sole discretion, from any amounts in the Deposit Account.

(b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any default or breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan, (iii) any information provided by or on behalf of Borrower, or contained in any documentation approved by Borrower; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) any failure of the Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against Lender with respect thereto; and (x) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such

Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender. The provisions of Section 11.13(a) and this Section 11.13(b) shall survive any payment or prepayment of the Loan and any foreclosure or satisfaction of the Mortgage.

Section 11.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan (and disburse Reserve Funds) hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan (or make any disbursement of Reserve Funds) in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of their Affiliates shall be subject to the prior approval of Lender.

Section 11.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Obligations without any prior or different resort for collection or of the right of Lender to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Obligations.

Section 11.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including the Summary of Discussion Points (as amended) between Borrower and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.23 Joint and Several Liability. If more than one Person has executed this Agreement or any other Loan Documents as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder and thereunder shall be joint and several.

Section 11.24 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.25 Assignments and Participations.

(a) Lender may assign, sell, pledge, participate, transfer or delegate, as applicable, to one or more Persons all or a portion of its rights and obligations under this Agreement and the other Loan Documents. Borrower may not assign, transfer or delegate its rights or obligations under the Loan Documents without Lender’s prior written consent. Any attempted assignment, delegation or transfer shall be null and void.

(b) Upon the execution and delivery of any assignment and acceptance of Lender’s rights hereunder and the other Loan Documents, from and after the effective date specified in such assignment and acceptance, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder as specified therein.

(c) Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents; provided, however, that (i) Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of any Note for all purposes of this Agreement, and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents.

Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.25, disclose to the assignee or participant or proposed assignees or participants, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to Lender by or on behalf of Borrower or any of its Affiliates.

Section 11.26 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 11.27 Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by Legal Requirements, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in accordance with Legal Requirements, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation

By:
	Name:	Matthew Rodgers
	Title:	Vice President

BORROWER:

OD WM NORTH CAROLINA, LLC, a Delaware limited liability company

By:	O’Donnell Strategic Industrial REIT Operating Partnership, LP, a Delaware limited partnership, its sole Member and Manager

	By:	O’Donnell Strategic Industrial REIT, Inc., a Maryland corporation, its sole General Partner

By:
Douglas D. O’Donnell, its CEO and President

[Signature Page to Loan Agreement]

SCHEDULE I

RENT ROLL

1. Waste Management Lease

Schedule I-1

SCHEDULE II

ORGANIZATIONAL CHART

Organizational Structure of OD WM North Carolina, LLC

Schedule II-1